SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: June 5, 2006

FEDERATED DEPARTMENT STORES, INC.

7 West Seventh Street, Cincinnati, Ohio 45202 (513) 579-7000

-and-

151 West 34th Street, New York, New York 10001 (212) 494-1602

Delaware	1-13536	13-3324058
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

In the consolidated statement of cash flows for the fiscal year ended January 28, 2006 (the "Statement of Cash Flows") contained in its Annual Report on Form 10-K for the year ended January 28, 2006 (the "2005 Form 10-K"), Federated Department Stores, Inc. (the "Company") reported the proceeds from its October 24, 2005 sale of the Company's proprietary and non-proprietary credit card accounts and related receivables to Citibank, N.A. (the "Citibank Transaction") as cash from continuing investing activities.

On June 5, 2006, the Audit Committee of the Company's Board of Directors (the "Audit Committee"), upon the recommendation of management and after consulting with KPMG LLP, the Company's independent registered public accountants, determined that it would be appropriate to restate the Statement of Cash Flows to reclassify the portion of the proceeds from the Citibank Transaction attributable to the sale of the Company's proprietary credit card accounts and related receivables as cash from continuing operating activities.

The reclassification will result in a $2,195 million increase in net cash provided by continuing operating activities for the fiscal year ended January 28, 2006 (from $1,950 million to $4,145 million) and a $2,195 million increase in net cash used by continuing investing activities for the fiscal year ended January 28, 2006 (from $2,506 million to $4,701 million). The reclassification will have no impact on net cash used by continuing operations for the fiscal year ended January 28, 2006, or on cash and cash equivalents at January 28, 2006. The reclassification will also have no impact on the Company's consolidated statements of income or consolidated balance sheets or on previously reported revenue, net income, earnings per share, assets, liabilities or shareholders' equity. The reclassification also does not affect management's conclusions regarding the effectiveness of the Company's internal control over financial reporting that were previously reported in the 2005 Form 10-K.

The reclassification will be reflected in a Form 10-K/A, which the Company intends to file substantially concurrently with this report. On June 5, 2006, the Audit Committee concluded that, until the Form 10-K/A reflecting the reclassification is filed, investors should not rely on the Statement of Cash Flows contained in the 2005 Form 10-K with respect to the presentation therein of net cash provided by continuing operating activities and net cash used by continuing investing activities for the fiscal year ended January 28, 2006.

The recommendation of management to the Audit Committee described above was based upon communications with representatives of the staff of the Securities and Exchange Commission (the "SEC Staff") initiated by management. Subsequent to filing the 2005 Form 10-K, the Company became aware that the SEC Staff had raised issues regarding the manner in which other issuers had presented in their statements of cash flows proceeds received from transactions that, to varying degrees, may be viewed as being comparable to the Citibank Transaction. Management thereafter consulted with members of the SEC Staff and was advised that the SEC Staff is of the view that the proceeds received by the Company in the Citibank Transaction from the sale of accounts receivable arising from sales by the Company to its customers are properly classified as cash from continuing operating activities.

The Audit Committee has discussed with KPMG LLP the matters disclosed herein.

FEDERATED DEPARTMENT STORES, INC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FEDERATED DEPARTMENT STORES, INC.

Dated: June 6, 2006	By: /s/ Joel A. Belsky
Name: Joel A. Belsky
Title: Vice President and Controller